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                                                                     EXHIBIT 2.6


                          INTERIM SERVICES AGREEMENT


        THIS INTERIM SERVICES AGREEMENT (the "Agreement"), dated as of ______________ __, 1997, by and between Scout, Inc., a California corporation (the "Company" or "Scout") and SNFCo, Inc. a California corporation ("SNFCo").


                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the company and Explorer, Corp., a Delaware corporation ("Explorer"), have entered into an Agreement and Plan of Merger, dated as of September 3, 1996 (the "Merger Agreement"), providing for the merger (the "Merger") of the Company's Institutional Pharmacy Business with Explorer;

        WHEREAS, prior to the Effective Time (as defined in the Merger Agreement) of the merger the Company intends to transfer its Skilled Nursing Business (as hereinafter defined to SNFCo in exchange for the issuance of shares of SNFCo Common Stock;

        WHEREAS, immediate prior to the Effective Time, the Company's Board of Directors, subject to the approval of the Company's shareholders, expects to complete the Distribution pursuant to the Agreement and Plan of Distribution dated as of September 3, 1996 by and between Scout and SNFCo (the "Distribution Agreement");

        WHEREAS, the purpose of the Distribution is to make possible the Merger by divesting the Company of the Skilled Nursing Business which Explorer is unwilling to acquire; and

        WHEREAS, in the interest of an orderly transition, SNFCo desires to provide, and Scout (for the benefit of Explorer after the Effective Time) desires to receive, certain support services from SNFCo, as hereinafter specifically provided (collectively, the "Services" and, individually, a "Service"), for a limited period after the date hereof, and the parties desire to set forth herein the basis on which the Services shall be provided to SNFCo (and Explorer following the Effective Time).

        NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, SNFCo and Scout agree as follows:

        1. DEFINITIONS. Unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms pursuant to the Distribution Agreement.



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        2.  SERVICES.  The specific Services to be provided by SNFCo to Scout are comprised of the administrative services more particularly set forth on ATTACHMENT 1 hereto. Subject to the terms of this Agreement, upon the written request of the Chief Financial Officer of a Scout or a person designated to act on his behalf in an instrument executed by the Scout Chief Financial Officer (a "Scout Authorized Officer") and delivered to SNFCo, SNFCo will provide each of the Services to Scout in the manner and to the same general extent as such Services have been provided by Scout in connection with its Institutional Pharmacy Business prior to the Distribution Date.

        1. TERM. Except with respect to Section 13, the term of this Agreement shall commence on the date hereof and terminate upon the first to occur of (a) the first (1st) anniversary of the date hereof, or (b) the date on which the parties hereto shall mutually agree in writing to terminate this Agreement (the "Term"). Certain Services shall be provided only for the periods specified in ATTACHMENT 1 hereto, unless otherwise agreed to by the parties. In addition, Scout shall have the right to terminate a Service or Services upon sixty (60) days prior written notice to SNFCo. Termination of one or more Services by Scout shall not affect the obligation of SNFCo to furnish all other Services for the remainder of the Term.

        4. COST. Unless otherwise expressly agreed in writing executed by a duly authorized officer of Scout and SNFCo, the Services shall be provided to Scout at the costs specified for such services on ATTACHMENT 1 or ATTACHMENT 2 hereto. To the extent the Attachments hereto do not specify the cost of a specific Service, Scout will pay SNFCo (i) the allocated portion of the base salaries of SNFCo's employees providing such Service and (ii) the amount of SNFCo's direct and indirect costs (excluding any amounts attributable to lost productivity), expenses and disbursements incurred in connection with providing such Service to Scout.

        5. DELEGATION. SNFCo may retain Services of such third parties, either by oral or written contract, s SNFCo may, from time to time, deem necessary or appropriate to facilitate the expeditious discharge of SNFCo's responsibilities hereunder, and SNFCo shall be entitled to full reimbursement from Scout on whose behalf such third parties' Services were obtained for all fees and expenses paid by SNFCo to such third parties as provided in Section 4 hereof.

        6. TRANSITION SERVICES TEAM. To facilitate administration, communication, and problem resolution related to the Services, Scout and SNFCo shall appoint a transition services team ("Transition Services Team") consisting of two (2) persons, one (1) of whom shall be appointed by Scout (the "Scout Appointee") and one (1) of whom shall be appointed by Scout (the "SNFCo Appointee"). The SNFCo Appointee shall be authorized to make all decisions concerning the pricing, provision, continuation after the Term, and cessation of Services on behalf of SNFCo. The Scout Appointee shall be authorized to make all decisions concerning the pricing, provision, continuation after the Term, and cessation of Services on behalf of Scout.

        7. INDEPENDENCE. All employees and representatives of SNFCo providing Services to Scout will be deemed for purposes of all compensation and employee benefits to be employees or representatives of SNFCo and not employees or representatives of Scout. In performing such Services, such employees or representatives will be under the direction, control and supervision of SNFCo (and not Scout) and SNFCo will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such


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employees and representatives. SNFCo shall be solely responsible for the payment of all payroll and withholding taxes relating to its employees for services provided to Scout during the Term.

        8. IMPRACTICABILITY. SNFCo shall not be required to provide any Service to the extent the performance of provision of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of SNFCo including unfeasible technological requirements, or to the extent the performance of such Service would require SNFCo to violate any applicable laws, rules or regulations or result in the breach of any license, permit or applicable contract.

        9. ADDITIONAL RESOURCES. In providing the Services, SNFCo shall not be obligated to: (i) hire any additional employees, (ii) maintain the employment of any specific employee or (iii) purchase, lease or license any additional equipment or software.

        10. FORCE MAJEURE. The obligations of SNFCo under this Agreement, except as to payment for Services actually provided, re subject to conditions of Force Majeure, as below defined. "Force Majeure" means an act of God, strike or walkout or other labor dispute, act of the public enemy, ware declared or undeclared, blocked, revolution, riot, insurrection, civil commotion, lightning, fire, storm, flood, earthquake, explosion, governmental action or restraint, embargo, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party affected thereby.

        11. NONDISCLOSURE. In the event that, during the term hereof and in connection with a party's performance of its obligations hereunder, either party shall receive information concerning the other party hereto which the receiving party knows, or has reason to believe, is confidential or proprietary to the party to whom such information relates,the party receiving such information shall take all reasonable steps to: (a) protect and hold such information in confidence and prevent its disclosure to third parties unless such third parties are under a duty of confidentiality to the party to which such information relates,and (b) restrict its use to whose purposes consented to in writing by the party to whom such information relates, except that the party receiving such information shall not be required to protect or hold in confidence any information or data which (a) is or becomes available to the public without the fault of the receiving party, (b) is independently developed by the receiving party, (c) is disclosed to the receiving party by a third party known to the receiving party by a third party known to the receiving party not to be under any duty of confidentiality to the party to whom such information relates with respect to such information, or (d) except as may otherwise be required by law. This Section 11 shall not limit the obligation of the parties under the Distribution Agreement to provide access to records after the date hereof.

        12. LIMITATION OF LIABILITY. SNFCo's liability to Scout in connection with this Agreement and the Services to be provided by SNFCo hereunder shall be limited to (i) actual damages arising from SNFCO's gross negligence or willful misconduct in the performance of its duties and responsibilities hereunder, and
(ii) in all other cases of breach of this Agreement, repetition of a Service for the purpose of correcting an error or omission where reasonable or appropriate under the circumstances; provided that in no event shall SFNCo be liable for any incidental or consequential damages.

                                      -3-


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     13.  INDEMNITY.

          (a) SNFCo agrees to defend, indemnify and hold Scout and its officers, directors, employees and agents harmless from and against and all liabilities, losses, claims, damages, and expenses of any nature, including reasonable attorneys' fees, that are actually suffered by Scout arising out of the performance of the Services hereunder, except where such liability, loss, claim, damage or expense shall have been caused by Scout's gross negligence or willful misconduct in the performance of its duties and responsibilities hereunder. Nothing in this paragraph shall be construed to relieve Scout of its responsibilities pursuant to this Agreement.

          (b) Scout agrees to defend, indemnify and hold SNFCo and its officers, directors, employees and agents harmless from and against any and all liabilities, losses, claims, damages, and expenses of any nature, including reasonable attorneys' fees, that are actually suffered by SNFCo arising out of the performance of the Services hereunder, except where such liability, loss, claim, damage or expense shall have been caused by SNFCo's gross negligence or willful misconduct in the performance of its duties and responsibilities hereunder. Nothing in this paragraph shall be construed to relieve SNFCo of its responsibilities pursuant to this Agreement.

     14. MUTUAL COOPERATION. Scout and SNFco will provide each other with information and assistance reasonably necessary to investigate, defend or prosecute any claims, suits, charges, including, but not limited to, equal employment opportunity, workers compensation, personal injury, insurance and similar claims brought by or against Scout or SNFCo relating to either of their businesses. This provision shall survive the termination of this Agreement.

     15. THIRD PARTY RIGHTS. Nothing in this Agreement, express or implied, is intended to confer upon any person (including, without limitation, employees), other than the parties hereto and their respective successors and assigns (including, without limitation, Explorer as provided in Section 17 hereof), any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     16. RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

     17. SUCCESSOR AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto, provided that this Agreement may not be assigned by either of the parties hereto without the prior written consent of the other. Explorer has entered into the Merger Agreement pursuant to which Scout shall be merged with and into Explorer. At the Effective Time, Explorer shall succeed to all of the rights and obligations of Scout hereunder.

     18. NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier

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or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the respective addresses set forth in the Distribution Agreement (or at such other address for a party as shall be specified by like notice). All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the second Business Day following dispatch and (d) in the case of mailing, on the fifth Business Day following such mailing.

     19.  ENTIRE AGREEMENT; AMENDMENT OR WAIVER.

          (a) This Agreement (together with all of the exhibits hereto, which are incorporated by reference herein and constitute an integral part hereof) constitutes the entire agreement and understanding among SNFCo and Scout with respect to the subject matter hereof, and supersedes any and all prior oral and written agreements, commitments and understandings among the parties hereto with respect to such subject matter.

          (b) This Agreement may be amended, supplemented or modified, and the observance of any provision hereof may be waived, only by a written instrument making specific reference to this Agreement, signed by the party (or parties) against whom the enforcement of any amendment, supplement or modification or waiver is sought. No waiver by any party of any condition, and no breach of any provision, term, covenant, representation or warranty contained in this Agreement (whether by conduct or otherwise) in any one or more instances, shall be deemed to be a waiver of such condition for any other purpose, or, as the case may be, a breach of any other provision, term, covenant, representation or warranty set forth in this Agreement.

     20. SEVERABILITY. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be invalid, void or otherwise unenforceable (whether as a matter of law or equity) the invalidity or unenforceability of such provision shall have no effect upon and shall not impair the validity or enforceability of any other provision of this Agreement.

     21. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Georgia without regard to the conflict of laws principles of such state.

     22. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute but one and the same original instrument.

     23. HEADINGS. The headings of the paragraphs and sections of this Agreement have been inserted for convenience of reference only and are not intended to, and shall not, restrict, modify or otherwise affect any of the terms or provisions hereof.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.



                                 SCOUT, INC.
                                 ------------------------------------

                                 By:
                                    ---------------------------------

                                 Title:
                                       ------------------------------



                                 SNFCO, INC.
                                 ------------------------------------

                                 By:
                                    ---------------------------------

                                 Title:
                                       ------------------------------


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                                 ATTACHMENT 1
                                 ------------

                                   SERVICES

    [DISCUSS EXTENT TO WHICH THESE FUNCTIONS ARE PROVIDED BY TEAMCARE NEW JERSEY OPERATIONS TO BE ACQUIRED BY EXPLORER.]

1.  Cash Management.  Services include setting up or closing-out unit bank
    ---------------
    accounts, drafting funds out of unit bank accounts, distribution of accounts payable checks, reconciliation of accounts payable and payroll checking accounts, investment of excess funds, handling credit card issues and other banking services as required.

2.  Compensation & Benefits.  [TO BE DISCUSSED]
    -----------------------

3.  MIS.  Includes all services related to the processing of computer systems
    ---
    such as general ledger, [PAYROLL,] fixed assets, accounts receivable, accounts payable, etc. Also includes the printing of all computer generated reports.

4.  License & Taxes.  Services include handling anything to do with sales taxes,
    ---------------
    business licenses, and personal property tax to include filing and payment of taxes due on a timely basis.

5.  MIS Support.  Services associated with the implementation and support of
    -----------
    MIS data processing hardware, software and systems.

6.  [HR SUPPORT.  SERVICES ASSOCIATED WITH MAINTAINING THE HUMAN RESOURCES
    -----------
    SYSTEM.]

7.  Risk Management.  Services include procuring and maintaining insurance
    ---------------
    coverage against risks as are ordinarily insured against by owners of an Institutional Pharmacy Business and administering claims thereunder.

8.  Legal.  Services include providing legal advice and service to Scout in
    -----
    connection with the Institutional Pharmacy Business. In connection therewith, SNFCo may retain the services of outside counsel, who may be counsel to SNFCo, and bill Scout for the fees and expenses of such counsel.

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                                 ATTACHMENT 2
                                 ------------

Schedule of Costs for administrtive Services